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Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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

                                                                Three Months                             Nine Months
                                                   -------------------------------------  ----------------------------------------
                                                         2001                2000                2001                 2000
                                                   -----------------   -----------------  -------------------  -------------------
  Net income (loss)                                 $      498,257      $       39,354      $      30,020        $    (284,642)
                                                   =================   =================  ===================  ===================
  Average shares outstanding                             8,894,948           8,869,238          8,886,318            8,857,585
  Stock options:
   Total options                                           214,047                   -            214,047                    -
   Assumed treasury stock buyback                          (96,526)                  -           (102,639)                   -
  Warrants assumed converted                                     -                   -                  -                    -
  Convertible redeemable preferred
   stock assumed converted                                       -                   -                  -                    -
                                                   -----------------   -----------------  -------------------  -------------------
  Number of shares used in per
    common share computation                             9,012,469           8,896,238          8,997,726            8,857,585
                                                   =================   =================  ===================  ===================

  Basic net income (loss) per share of common
    stock
                                                    $         0.06       $        0.00       $       0.00         $      (0.03)
                                                   =================   =================  ===================  ===================
  Diluted net income (loss) per share of common
    stock
                                                    $         0.06       $        0.00       $       0.00         $      (0.03)
                                                   =================   =================  ===================  ===================

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